Exhibit 99.1

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THE WALL STREET TRANSCRIPT

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DF/SEE/SEE

Health IT

Streamline Health Solutions, Inc.

STRM

Robert E. Watson

1230 Peachtree St. NE

Suite 1000

Atlanta, GA 30309

E-mail: robert.watson@streamlinehealth.net

Phone: (404) 446-0057

Fax: (513) 672-9217

Mike Woelflein

mwoelflein@gmail.com

Phone: (207) 847-3595

Investor contact: Randy Salisbury

E-mail: randy.salisbury@streamlinehealth.net

Phone: 404-229-4242

Fax: (513) 794-9770

Interviewee bio: Robert E. Watson was appointed President and Chief Executive Officer in 2011. Mr. Watson has over 25 years of experience in the healthcare information technology industry as a CEO, board member and advisor to multiple companies. Prior to joining the Company, Mr. Watson was President and Chief Executive Officer and a director of DocuSys, Inc., a leading provider of anesthesia information systems that was acquired by Merge Healthcare Inc. in March 2010. Immediately prior to joining the Company Mr. Watson was engaged as a consultant to several venture capital firms and growth stage healthcare companies. Prior to joining DocuSys, he was Executive Vice President of Business Development of Concuity, a healthcare division of Trintech, Plc. Before that position, he was President and Chief Executive Officer and a director at Concuity Inc, which was acquired by Trintech, Plc. in December 2006. Prior to joining Concuity in 2001, Watson was acting Chief Executive Officer of HealthTrac Corporation, Vice President and General Manager at Cerner Corporation while serving as the Chief Executive Officer of its IQHealth business unit and has been the founder or senior executive of several successful healthcare organizations throughout his career. Mr. Watson was a director of Satori Labs, Inc., which was sold to Quality Systems, Inc. in 2011.

Interview summary:

TWST: Could you begin with a brief historical sketch of the company and a picture of the things you are doing at the present time?

Mr. Watson: Streamline Health® Solutions, Inc. was founded 23 years ago as a document management solutions provider for hospitals. The company went public in 1996. In 2011, the Board of Directors made a change in the leadership of the company, bringing in a new management team, represented by myself and others, in an effort to grow the business. The core business of the company is enterprise content management. That solution, AccessAnyWare™, today is deployed across 45 clients representing about 180 hospitals. In December of 2011, the company acquired Interpoint Partners, LLC, a provider of business analytics and business intelligence solutions, which today comprises our OpportunityAnyWare™ solution suite. At the time of the acquisition, they had 14 clients representing approximately 60 hospitals. On August 16th, the company acquired Meta Health Technology, Inc. The solutions acquired from Meta are primarily focused around clinical documentation improvement, or CDI, and computer-assisted coding, or CAC. That company had, at the time of acquisition, 31 clients representing about 225 facilities. So in total, we have approximately 100 clients representing 450 facilities.

TWST: How would you describe the outlook for the industry in general and for Streamline in particular at the moment?

Mr. Watson: The healthcare information technology space has had a bit of an uplift over the last couple of years, driven somewhat by the HITECH Act, embedded in the American Recovery and Reinvestment Act of 2008. In addition, there is strong positive movement in the marketplace that requires providers to continue to improve patient care and improve financial outcomes. In order to do so, providers need the assistance of innovative technology solutions. In general, we think the market remains strong for HCIT solutions. At Streamline Health, we’ve had excellent year-to-date sales progress including very significant cross-selling opportunities among our three client bases, but also in terms of net new sales, primarily driven by an enhanced sales team and our relationship with FTI Consulting.

TWST: What’s the competitive landscape like for you and what do you see as your competitive advantages?

Mr. Watson: Like everything else in healthcare information technology, it is competitive. In each of our three solution sets, we have very different competitors. It’s worth noting that there is not a single competitor that competes against us in all three segments. We think that’s our competitive advantage, frankly. Underlying everything we do, the core construct of the organization is really about business analytics. Business analytics drives enterprise content management, it drives our OpportunityAnyWare platform, and ultimately it will drive our combined computer-assisted coding and CDI solution suite, also known as Collabra™.

TWST: The last time we talked, a little over a year ago, you said that you were looking at other distribution avenues. Can you give us an update on that and your future goals in that area?

Mr. Watson: We had stated a need to identify additional distribution partners. In January 2012, we added FTI Consulting as a distribution partner. In August 2012, we added a company called nTelagent as a distribution partner. While we have made significant investment in our direct sales force, we also feel that channel sales opportunities are important for us and we continue to explore those options.

TWST: Your share price took off over the last six months or so, up more than 200% from May 1 to mid-October. What’s your sense of what investors saw?

Mr. Watson: We had a very solid Q1. Q2 was also solid and in line with the estimates by the analysts and our guidance. I think 2011 was a year where the investment community was waiting to see what this management team was going to accomplish. We set forth five strategic goals last year. We felt like we accomplished those five goals during fiscal year 2011. We’ve laid out four goals for 2012, and we feel like through the first six months of the year, we’ve made significant, positive progress in regards to doing what we told our stakeholders we’d do.

TWST: What are the four goals for FY 12, and what kind of progress have you made?

Mr. Watson: First and most importantly is continuing to transform this organization to be market-facing. That implies not just having boots on the street selling, but developing relationships with our clients and sales prospects that help us understand their needs and find where there might be an opportunity for us to provide a solution to solve a challenge that they face. The acquisition of Meta Health Technology is a good example of what we’ve been able to do in that regard. The decision was driven by marketplace feedback that indicated our clients were very concerned about the transition from ICD-9 to ICD-10. They were looking for solutions and came to us. That took us down the path to the Meta acquisition. Secondly, we continue to invest in our human capital. An example of that is the recent promotion of Matt Seefeld to Senior VP of Solutions Strategy, where he has responsibility across all three of our solution sets, AccessAnyWare, OpportunityAnyWare and Collabra. The third goal is to continue to enhance and improve the client experience. We invested heavily in a user group meeting this year that was incredibly well attended. We think a large part of our ability to be market-facing is to improve that experience for those clients by spending more time understanding their needs and challenges, so that we can best deliver solutions that solve them. Our fourth goal was to strategically introduce new or enhanced solutions to the marketplace. Again, a good example is the acquisition of Meta. That is a completely new solution set, which we think is important to our long-term growth strategy. If you follow the research that’s been done by KLAS Research, indications are that nearly every provider needs to make an assessment of their computer-assisted coding needs in the next 24 months.

TWST: You mentioned the HITECH Act earlier. My understanding is it’s been a driver for you. What has it meant for the company and how long will it continue to help you?

Mr. Watson: I don’t want to give anybody the impression that it’s been a major driver of our business. It has had an impact on our AccessAnyWare client base and our performance in that particular segment of our business. Two versions of our solution are Meaningful Use certified, and as our provider clients move toward Stage 2 of Meaningful Use, our solutions address three of the advanced directives. We are part of a broader solution, and HITECH does create a little bit of wind at our back, but it’s not the big driver for our growth this year. The main driver for our growth has been our analytics platform and our ability to execute in a timely fashion in terms of cross-selling that solution into the AccessAnyWare client base, as well as developing net new sales opportunities and closing them in a timely fashion.

TWST: What are some of the key opportunities that you are focusing on as you look ahead?

Mr. Watson: The largest opportunity is the acquisition of Meta. We have 31 new clients representing 225 facilities, and we added a couple of really excellent solutions to our portfolio. We think we can cross-sell those solutions into our OpportunityAnyWare and AccessAnyWare client bases, and that we can, likewise, sell AccessAnyWare and OpportunityAnyWare to the Meta client base. As you expect, we are adding the Meta solutions to the portfolio that our net new sales team and business partners market for us. Then, there is the operational side of integrating our acquisitions. We believe that to be successful and to continue to differentiate ourselves from our competitors, we need to have an integrated platform. We think that enterprise content management, business analytics, coding and clinical documentation improvement all integrated on the same platform — leveraged by analytics underlying it all — is a differentiator and a very powerful message for the marketplace.

TWST: You’ve completed several acquisitions. They seem to be well received by the market. Generally speaking, what are you looking for in an acquisition?

Mr. Watson: Let’s talk about the concept of acquisitions in general first. We believe that if we are going to be more market-facing, we need to expand our solutions to meet the needs, challenges and opportunities of our client base. When our clients and our sales prospects identify areas where they have challenges and are looking for solutions, we have to make a decision if we have enough runway to build it or if we have to buy it. Our acquisition strategy is based, first and foremost, on what our clients need. Our second assessment is build versus buy. And then the third assessment is to determine if we can buy it at a price point that makes sense for us. That was the case for these two acquisitions. For example, the Business Analytics acquisition decision was driven by time we spent with our clients in 2011 where they told us they were struggling with the set products they had from other vendors and asked us to provide an improved solution and link it to our content management for them. Then we looked at who was available in the marketplace at a price that made sense to us and settled on Interpoint Partners, LLC.

TWST: As you talk with investors, what’s the big picture question you get asked the most and how do you answer it?

Mr. Watson: Virtually every investor wants to know how our three solution sets integrate with one another and what we see as the opportunity to not only cross-sell, but to generate net new clients. They also want to understand the strength of our value proposition to our target market.

TWST: What’s been your answer?

Mr. Watson: Again, we believe to be successful we have to have an integrated platform, that is number one. Number two, the link between coding, analytics and enterprise content management is a very powerful message, not being delivered by other vendors in the marketplace today. We believe that gives us significant forward momentum on the growth side. In the near term we are going to have a significant amount of opportunity in cross-selling because we now have a 100 clients representing 450 facilities, but we are also developing clients on the net new side. We’ve been able to deliver a significant number of net new clients so far this year, with a sales team that, in January, was two people. It’s much greater than that today, but it takes time for a sales team to ramp up. We’ve done an excellent job of performing. Part of that is, we have an excellent client base that’s very loyal to us, continues to look to us as thought leaders, and sees us as a key part of their go-forward strategy. Providers are narrowing the number of vendors they have, and we believe that we are going to be in that narrow pool they are going to keep. We think that’s a leveragable position. We have less than 5% churn in our client base.

TWST: What makes them so loyal?

Mr. Watson: First and foremost, the solutions we sell work. They do exactly what they are supposed to do which is to provide true financial and operational performance improvement. There is a very strong return-on-investment story around each one of our solutions sets. It’s real, it’s demonstrable, it’s repeatable, and it’s ongoing. For example, our website shows a case study on a deployment of our AccessAnyWare solution at Sarasota Memorial, which talks about significant gains they have had as a result of deploying that set of solutions.

TWST: What would be the two or three best reasons for a long-term investor to look closely at Streamline Health?

Mr. Watson: Because we’ve transitioned the model successfully to be primarily SaaS based, our retained revenue numbers as a percentage of revenue continues to edge up. It was 65% at the end of 2010, and last quarter it was approaching 80%. At the same time, we’ve been able to demonstrate meaningful net new sales growth. We have enough significant sales that have closed to demonstrate that our strategy to cross-sell among acquired client bases is real and repeatable. Thirdly, there has been significant margin expansion, and significant improvement in our adjusted EBITDA numbers as a percentage. By virtually every financial metric, we improved for the last six quarters in a row.

TWST: Anything else you wanted to cover?

Mr. Watson: Not at this time.

TWST: Thank you.

Mr. Watson: Thank you.